FIFTH AMENDMENT

                                     TO THE

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.

                             1991 STOCK OPTION PLAN

               WHEREAS, Countrywide Credit Industries, Inc. (the "Company") established the Countrywide Credit Industries, Inc. 1991 Stock Option Plan (the
"Plan"); and

               WHEREAS, the Company adopted the Fourth Amendment to the Plan pursuant to which Paragraph (a) of Section 5 of the Plan was amended to permit a nonemployee director to elect not to receive a stock option grant thereunder, provided such election is made prior to the time such person becomes a director of the Company or at least six months and one day prior to the time the grant would have been made under the Plan; and

               WHEREAS, the Company desires to amend the Plan to provide that a nonemployee director may elect to decline an award thereunder or may elect to revoke a previously made election to decline an award thereunder, in either case at any time prior to the date that Director Options (as defined in the Plan) are schedule to be granted under the Plan; and

               NOW, THEREFORE,

               1. Paragraph (a) of Section 5 of the Plan is hereby deleted in its entirety and the following is inserted in its place and stead:

               (a) Grant. Director Options shall be granted to each Nonemployee Director on the first business day of June of each year that the Plan is in effect. The number of Shares and the purchase price therefor of each
Director Option shall be as provided in this Section 5 and such Options shall be evidenced by an Agreement containing such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Board. Notwithstanding the foregoing provisions of this Subsection (a), no Option shall be granted in any year to a Nonemployee Director who makes a written election not to receive such Option under the Plan, provided such election is filed with the Secretary of the Company at least one business day prior to the date such grant would otherwise be made under the Plan; provided, further, that an election made pursuant to this sentence (including an election that was effective under this Subsection as in effect before February 2, 1995) shall remain effective until the next business day following the date a written notice revoking such election is made and filed with the Secretary of the Company. A Nonemployee Director who makes an election not to receive an Option will not receive anything from the Company in lieu thereof.

               IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed by its duly authorized officer this 2nd day of February, 1995.

                                   Countrywide Credit Industries, Inc.


                                   By
                                        Sandor E. Samuels
                                        Managing Director


[Corporate Seal]



Attest:
           Gwen J. Eells
            Assistant Secretary



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